UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas	75235-1611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement

As of April 2, 2013, in connection with our entry into the new revolving credit agreement described in Item 2.03 hereof, we terminated the revolving credit facility dated as of April 28, 2011 with a syndicate of banks including JPMorgan Chase Bank, N.A., as administrative agent. The prior credit facility would have expired April 28, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 2, 2013, we entered into a new $1 billion five-year revolving credit facility agreement (the “Revolving Credit Agreement”) with a syndicate of lenders identified in the Revolving Credit Agreement. Citibank, N.A. and JPMorgan Chase Bank, N.A., act as co-administrative agents, and Citibank, N.A. acts as paying agent, under the Revolving Credit Agreement.

As of the date hereof, there are no amounts outstanding under the Revolving Credit Agreement. Generally, amounts outstanding under the Revolving Credit Agreement bear interest at interest rates based on either the LIBOR rate (selected by the Company for designated interest periods) or the “alternative base rate” (being the highest of (x) the prime rate, (y) one month LIBOR plus 1% or (z) the Federal Funds Effective Rate plus 0.5%), plus, in each case, a margin based on our Moody’s and S&P unsecured credit rating. The commitments under the Revolving Credit Agreement may also be used by us for the issuance by certain of the lenders party thereto of letters of credit for our account. We are required to pay certain fees in connection with the Revolving Credit Agreement. For example, we must pay commitment fees on a quarterly basis in respect of the unutilized portion of the commitments under the Revolving Credit Agreement. Additionally, we are required to pay certain fees to the paying agent for administrative services.

The Revolving Credit Agreement contains customary representations and warranties, covenants and events of default. Amounts outstanding under the Revolving Credit Agreement may be accelerated upon the occurrence of an event of default. The Revolving Credit Agreement also requires us to maintain a specified ratio of (x) adjusted net income (before interest, taxes, depreciation, amortization and aircraft rental expense) less cash dividends to (y) interest and aircraft rental expense, and to maintain an unencumbered pool of aircraft with a defined value during the term of the Revolving Credit Agreement.

The Revolving Credit Agreement has been filed herewith to provide investors with the agreed upon terms of the transactions described in this Form 8-K. The Revolving Credit Agreement is not intended to be a source of factual, business or operational information about our company or our subsidiaries. The representations, warranties and covenants contained in the Revolving Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

The description of the Revolving Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a copy of which is attached to this report as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	$1,000,000,000 Revolving Credit Facility Agreement among Southwest Airlines Co., The Banks Party thereto, Morgan Stanley Senior Funding, Inc., as Syndication Agent, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, and Wells Fargo Bank, N.A., as Documentation Agents, Citibank, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents, and Citibank, N.A., as Paying Agent, dated as of April 2, 2013.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.

Date: April 2, 2013	By:	/s/ MARK R. SHAW
Mark R. Shaw
Vice President General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	$1,000,000,000 Revolving Credit Facility Agreement among Southwest Airlines Co., The Banks Party thereto, Morgan Stanley Senior Funding, Inc., as Syndication Agent, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, and Wells Fargo Bank, N.A., as Documentation Agents, Citibank, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents, and Citibank, N.A., as Paying Agent, dated as of April 2, 2013.